Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Announces

First Quarter 2019 Results

"	Q1 Revenue of $1.2 billion
"	Q1 Net loss of $130.2 million
"	Q1 Adjusted EBITDA of $108.2 million

LEAWOOD, KANSAS - (May 9, 2019) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the first quarter ended March 31, 2019.

“Even with the anticipated slow start to the year, we have been and continue to be quite bullish about the full year prospects for AMC, currently expecting 2019 Adjusted EBITDA to exceed 2018 results, adjusted for ASC 842. While we have high expectations for 2019, due to an extraordinary slate of movies coming, the timing of releases within the film slate suggests that it will be a back-end loaded year. In addition, the first quarter of 2019 faced a tough year-over-year comparison, as Black Panther last year made the first quarter of 2018 the second highest grossing first quarter of all time. As we thought was likely for our U.S. theatres, in our largest market by far, the U.S. industry box office declined a healthy 16.2% this quarter. Even so, we are comforted that AMC continued to outperform the U.S. industry box office, notably with domestic attendance per screen declining only 10.1% in the first quarter of 2019. This beat the industry by approximately 570 basis points. Importantly, comparing AMC to the rest of the industry (meaning comparing AMC to the rest of the U.S. industry excluding AMC) attendance at AMC’s U.S. theatres actually beat the competition by more than 700 basis points. Additionally, our U.S. food and beverage capture of $5.23 per patron set a new first quarter record for our company. This all is largely attributable to the power of the AMC platform: stemming from experiential initiatives and enhancements at our theatres; a frictionless use of technology to communicate, engage and sell to our guests; combined with the soaring popularity of our AMC Stubs loyalty program and our AMC Stubs A-List subscription program,” said Adam Aron, CEO and President of AMC.

Aron added, “Looking ahead, we remain enthusiastic about our progress against our strategy and medium to long-term financial targets as outlined during our recent Investor Day. This progress has already kicked off in a big way with AVENGERS: ENDGAME, which shattered box office records both domestically and internationally. Grossing well over $2 billion globally in just its first two weeks in theatres, AVENGERS: ENDGAME continues to validate the appeal to consumers of seeing high quality movies, communally, in theatres, on the big screen. Accordingly, we continue to be excited about the remainder of 2019, which we believe might be the highest grossing 9-month period in cinema history. We are optimistic that the full year 2019 box office will be at least as strong as 2018, and potentially could be the first year ever that the domestic box office breaks $12 billion.”

Key Financial Results  (presented in millions, except operating data)

	Quarter Ended March 31,
	2019	2018	Change
GAAP Results
Revenue	$1,200.4	$1,383.6	(13.2)%
Net earnings (loss)*	$(130.2)	$17.7	N/M
Net cash provided by operating activities	$1.4	$165.4	(99.2)%
Non-GAAP Results**
Total revenues (constant currency adjusted)	$1,228.4	$1,383.6	(11.2)%
Adjusted EBITDA	$108.2	$277.9	(61.1)%
Adjusted EBITDA (2018 Adjusted for ASC 842)	$108.2	$254.2	(57.4)%
Adjusted free cash flow	$(49.8)	$113.4	N/M
Adjusted free cash flow (2018 Adjusted for ASC 842)	$(49.8)	$98.8	N/M
Operating Metrics
Attendance (in thousands)	79,825	90,932	(12.2)%
U.S. markets attendance (in thousands)	54,979	61,856	(11.1)%
International markets attendance (in thousands)	24,846	29,076	(14.5)%
Average screens	10,684	10,790	(1.0)%

 * Please refer to our form 10-Q filed today for a discussion of items included in GAAP net earnings (loss). N/M = Percent change is not meaningful due to the current year net loss.

 ** Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

Selected First-Quarter Financial Results

•

Revenue: First-quarter total revenues were $1.2 billion, declining 13.2% on a GAAP basis (declining 11.2% on a constant currency basis) from the year-ago quarter. Total revenues were lower in all categories, primarily driven by global industry-wide softness in the first quarter tied to the timing of the 2019 film slate, compared against a strong first quarter in 2018. These factors contributed to a 12.2% decrease in total attendance year-over-year, which was partially offset by AMC’s outperformance versus the U.S. industry box office (outperformed domestic attendance per screen by approximately 570 bps). The 4.8% decline in total average ticket price (2.4% decline on a constant currency basis) reflects the deliberate implementation of our A-List program and other promotional pricing initiatives, as well as declines in IMAX and 3D volumes primarily related to the mix of films during the period. Total food and beverage revenue per patron grew 3.6% (up 5.4% on a constant currency basis) as we continued to implement our strategic pricing actions and premium food and beverage initiatives.

Given the natural fluctuations in the box office between quarters and within the year due to the timing of film releases, the Company’s management focuses on its full-year results and performance against its disclosed medium to long-term targets rather than on any particular quarter.

•

Net Earnings (Loss): Net loss was ($130.2) million, compared with net earnings of $17.7 million in the year-ago quarter. The decline in net earnings included the impact of the 12.2% decline in attendance and several other items, including $28.4 million of expense in the 2019 first quarter related to the quarterly fair-value remeasurement of a derivative liability and derivative asset, $24.2 million of prior year rent benefit related to a lease modification, and a $10.8 million reduction in cash distributions from non-consolidated entities in the 2019 first quarter related to the sale of our National CineMedia, LLC (“NCM”) ownership.

•

Adjusted EBITDA:  Total Adjusted EBITDA was $108.2 million (including a $22.7 million negative impact from the implementation of ASC 842), down 61.1% from the year-ago quarter. U.S. markets Adjusted EBITDA declined 62.8%, while International markets Adjusted EBITDA declined 55.8% (down 51.6% on a constant currency basis). The decrease in total Adjusted EBITDA was primarily driven by the decline in our revenues as a result of the timing of the 2019 film slate when compared to a particularly strong 2018 period in combination with the significant operating leverage in our business, as well as a number of other items, including a prior year $24.2 million  benefit to rent expense related to a lease modification, a $22.7 million negative impact related to the adoption of the new lease standard ASC 842, and a $10.8 million reduction in cash distributions from non-consolidated entities in the 2019 first quarter related to the sale of AMC’s remaining stake in NCM.

•

Cash Flow: Net cash provided by operating activities was $1.4 million, compared with $165.4 million in the year-ago quarter. Adjusted Free Cash Flow was ($49.8) million, compared with $113.4 million in the year-ago quarter. Adjusting the first quarter of 2018 for the recently adopted ASC 842 lease accounting standard, Adjusted Free Cash Flow in 2018 would have been $98.8 million. The decline in Adjusted Free Cash Flow is primarily related to declines in net cash provided by operating activities of $164.0 million due to the decline in industry box office which affected revenues, Adjusted EBITDA, and the payment of certain working capital items, in addition to the timing of maintenance capital expenditures.

Other Key Highlights

•

Industry Performance: In the first quarter of 2019, the U.S. industry box office declined 16.2% to $2.4 billion on a 14.8% decline in attendance. AMC outperformed the U.S. industry on attendance per screen by approximately 570 basis points, and after excluding AMC from the U.S. industry statistics, AMC outperformed the industry by more than 700 basis points. The decline was caused by the back-end loaded timing of the 2019 film slate, weaker hold-over films from the fourth quarter of 2018, and the tough comparison to last year’s BLACK PANTHER, which is the third-highest domestic grossing film ever. Internationally, the industry box office in countries served by Odeon and Nordic’s theatres experienced a 12.4% and 10.8% decline, respectively, on a constant currency basis. The industry box office across Europe was negatively affected by the same items that affected the U.S. box office and weak local product.

Since the end of the first quarter, the box office has begun to build momentum with the April opening of AVENGERS: ENDGAME, which broke nearly every box office record both domestically and internationally and grossed over $2 billion globally in its first two weeks in theatres.

•

Circuit Update: As of March 31, 2019, AMC owned, operated, or had interests in 636 theatres in the U.S. and 365 theatres internationally. In the first quarter, the Company added premium recliner seating to seven theatres in the U.S., including two new build theatres, and one theatre internationally. Premium large format offerings continue to attract guests by delivering the best sight and sound experience, and the Company added four new Dolby at AMC screens, two new IMAX screens and one new Prime at AMC screen during the quarter. Furthermore, during the first quarter of 2019, 637 screens were converted to reserved seating. The Company is on track to convert all 5,700 AMC and AMC-Dine-In branded screens to reserved seating by the end of the second quarter.

•

AMC Stubs A-List Program: Since its launch in June 2018, the A-List tier of our successful AMC Stubs loyalty program has already attracted more than 785,000 subscribers, far in excess of initial internal expectations. During the quarter, AMC implemented a 10% membership price increase in ten states and a 20% price increase in five states.  Based on the average frequency of our A-List members, their associated full-price bring-along guest attendance, their food and beverage spend and the price increases in the first quarter, we believe the A-List program resulted in incremental profitability in the first quarter of 2019 compared to our estimated results if the program had not existed.

•

New Lease Accounting Standard (ASC 842): The Company adopted ASC 842 on January 1, 2019. As previously disclosed, ASC 842 is an accounting change with no impact on AMC’s business or total cash flows. While this new rule introduces certain presentation changes to all three of AMC’s core financial statements, it does not affect day-to-day operations or cash generation. As a result of adopting ASC 842, the key changes are as follows: 1) the Company’s consolidated balance sheet now includes operating right-of-use assets and operating lease liabilities of $4.8 billion and $5.4 billion, respectively, at March 31, 2019; 2) the Company’s income statement for the three months ended March 31, 2019 includes additional rent expense of $30.4 million, a decline in depreciation and amortization of $24.0 million and a decline in interest expense of $6.9 million; and 3) the Company’s cash flows provided by operating activities for the three months ended March 31, 2019 is lowered by $14.0 million, offset by an equivalent increase in the Company’s cash flows provided by financing activities.

•	Cash Dividend: The Company paid approximately $21.8 million of dividends in the first quarter of 2019.

Conference Call / Webcast Information

The Company will host a conference call via webcast for investors and other interested parties beginning at 7:30 a.m. CDT/8:30 a.m. EDT on Thursday, May 9, 2019. To listen to the conference call via the internet, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Participants may also listen to the call by dialing (877) 407-3982, or (201) 493-6780 for international participants.  An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 1,000 theatres and 11,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, web site and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States' top markets, having the #1 or #2 market share positions in 21 of the 25 largest metropolitan areas of the United States. AMC is also #1 or #2 in market share in 12 of the 15 countries it serves in North America, Europe and the Middle East. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com.  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; AMC Stubs A-List may not meet anticipated revenue projections which could negatively impact projected operating results; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release windows; general and international economic, political, regulatory and other risks, including risks related to the United Kingdom’s exit from the European Union; risks and uncertainties relating to AMC’s significant indebtedness; AMC’s ability to execute cost cutting and revenue enhancement initiatives; box office performance; limitations on the availability of capital; certain covenants in the agreements that govern AMC’s indebtedness may limit its ability to take advantage of certain business opportunities; risks relating to AMC’s inability to achieve the expected benefits and performance from its recent acquisitions; AMC’s ability to refinance its indebtedness on favorable terms; optimizing AMC’s theatre circuit through construction and the transformation of its existing theatres may be subject to delay and unanticipated costs; failures, unavailability or security breaches of AMC’s information systems; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; AMC’s ability to utilize net operating loss carryforwards to reduce its future tax liability or valuation allowances taken with respect to deferred tax assets; review by antitrust authorities in connection with acquisition opportunities; risks relating to unexpected costs or unknown liabilities relating to recently completed acquisitions; risks relating to the incurrence of legal liability including costs associated with recently filed class action lawsuits; general political, social and economic conditions and risks, trends, uncertainties and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s reports on Forms 10-K and Form 10-Q filed with the SEC, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Quarters Periods Ended March 31, 2019 and March 31, 2018

(dollars in millions, except share and per share data)

(unaudited)

	Quarter Ended
	March 31,
	2019	2018
Revenues
Admissions	$731.5	$875.0
Food and beverage	368.8	405.8
Other theatre	100.1	102.8
Total revenues	1,200.4	1,383.6

Operating costs and expenses
Film exhibition costs	365.3	426.5
Food and beverage costs	61.5	66.2
Operating expense, excluding depreciation and amortization below	402.8	411.9
Rent	242.0	189.7
General and administrative:
Merger, acquisition and transaction costs	3.3	4.7
Other, excluding depreciation and amortization below	46.2	44.2
Depreciation and amortization	113.0	130.5
Operating costs and expenses	1,234.1	1,273.7

Operating income (loss)	(33.7)	109.9
Other expense (income):
Other expense	29.8	1.2
Interest expense:
Corporate borrowings	71.3	61.7
Capital and financing lease obligations	2.1	10.3
Non-cash NCM exhibitor services agreement	10.2	10.5
Equity in (earnings) loss of non-consolidated entities	(6.5)	9.0
Investment income	(16.1)	(5.2)
Total other expense	90.8	87.5

Earnings (loss) before income taxes	(124.5)	22.4
Income tax provision	5.7	4.7
Net earnings (loss)	$(130.2)	$17.7

Diluted earnings (loss) per share	$(1.25)	$0.14

Average shares outstanding diluted (in thousands)	103,783	128,046

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	March 31,	December 31,
	2019	2018
Cash and cash equivalents	$184.6	$313.3
Corporate borrowings	4,752.9	4,722.9
Other long-term liabilities	188.2	963.1
Finance lease liabilities	128.6	560.3
Stockholders' equity	1,303.5	1,397.6
Total assets	13,473.2	9,495.8

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Quarter Ended
	March 31,
Consolidated	2019	2018
Net cash provided by operating activities	$1.4	$165.4
Net cash used in investing activities	$(98.5)	$(114.8)
Net cash used in financing activities	$(33.9)	$(62.4)
Adjusted free cash flow	$(49.8)	$113.4
Capital expenditures	$(114.8)	$(107.3)
Screen additions	21	23
Screen acquisitions	—	22
Screen dispositions	68	90
Construction openings, net	(49)	(53)
Average screens	10,684	10,790
Number of screens operated	10,995	11,071
Number of theatres operated	1,001	1,008
Screens per theatre	11.0	11.0
Attendance (in thousands)	79,825	90,932

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Quarter Ended
	March 31,
	2019	2018
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	54,979	61,856
International markets	24,846	29,076
Consolidated	79,825	90,932

Average ticket price (in dollars):
U.S. markets	$9.37	$9.78
International markets	$8.70	$9.30
Consolidated	$9.16	$9.62

Food and beverage revenues per patron (in dollars):
U.S. markets	$5.23	$5.04
International markets	$3.27	$3.24
Consolidated	$4.62	$4.46

Average Screen Count (month end average):
U.S. markets	8,000	8,096
International markets	2,684	2,694
Consolidated	10,684	10,790

Segment Information:

(unaudited, in millions)

	Quarter Ended
	March 31,
	2019	2018
Revenues
U.S. markets	$867.2	$982.1
International markets	333.2	401.5
Consolidated	$1,200.4	$1,383.6

Adjusted EBITDA
U.S. markets	$77.5	$208.4
International markets	30.7	69.5
Consolidated	$108.2	$277.9

Capital Expenditures
U.S. markets	$75.5	$71.0
International markets	39.3	36.3
Consolidated	$114.8	$107.3

Reconciliation of Adjusted EBITDA:

(dollars in millions)

(unaudited)

	Quarter Ended
	March 31,
	2019	2018
Net earnings (loss)	$(130.2)	$17.7
Plus:
Income tax provision	5.7	4.7
Interest expense	83.6	82.5
Depreciation and amortization	113.0	130.5
Certain operating expenses (2)	2.5	3.7
Equity in (earnings) loss of non-consolidated entities (3)	(6.5)	9.0
Cash distributions from non-consolidated entities (4)	10.5	24.3
Attributable EBITDA (5)	0.9	2.0
Investment income	(16.1)	(5.2)
Other expense (income) (6)	29.9	1.2
Non-cash rent - purchase accounting (7)	7.6	—
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (8)	3.3	4.7
Stock-based compensation expense (income) (9)	4.0	2.8
Adjusted EBITDA (1)	$108.2	$277.9

1)

We present Adjusted EBITDA as a supplemental measure of our performance.  We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	excludes income tax payments that represent a reduction in cash available to us;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect the impact of divestitures that were required in connection with recently completed acquisitions.

2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. The Company has excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

3)

During the three months ended March 31, 2019, the Company recorded $5.5 million in earnings from DCIP. During the three months ended March 31, 2018, equity in loss of non-consolidated entities includes a lower of carrying value or fair value impairment loss of the held-for sale portion of our investment in NCM of $16.0 million. The impairment charge reflects recording our held-for-sale units and shares at the publicly quoted per share price on March 31, 2018 of $5.19. Equity in loss of non-consolidated entities also includes loss on the surrender (disposition) of a portion of the Company’s investment in NCM of $1.1 million during the three months ended March 31, 2018.

4)

Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. The Company believes including cash distributions is an appropriate reflection of the contribution of these investments to its operations.

5)

Attributable EBITDA includes the EBITDA from minority equity investments in theatre operators in certain international markets. See below for a reconciliation of the Company’s equity (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where the Company holds a significant market share, the Company believes attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. The Company also provides services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program. As these investments relate only to our Nordic acquisition, the second quarter of 2017 represents the first time the Company has made this adjustment and does not impact prior historical presentations of Adjusted EBITDA.

Reconciliation of Attributable EBITDA (Unaudited)

	Quarter Ended
	March 31,
	2019	2018
Equity in (earnings) loss of non-consolidated entities	$(6.5)	$9.0
Less:
Equity in (earnings) loss of non-consolidated entities excluding international theatre JV's	(6.0)	10.3
Equity in earnings of International theatre JV's	0.5	1.3
Income tax provision	—	—
Investment income	(0.2)	—
Depreciation and amortization	0.6	0.7
Attributable EBITDA	$0.9	$2.0

6)

Other expense (income) for the three ended March 31, 2019 includes a loss of $28.4 million as a result of a decrease in fair value of our derivative asset and an increase in fair value of our derivative liability for the Convertible Notes due 2024, also included are financing losses and financing related foreign currency transaction losses.  Other income for the three months ended March 31, 2018 includes $1.6 million financing related foreign currency transaction losses, partially offset by $0.4 million forward foreign currency contract gains.

7)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense, due to the adoption of ASC 842.

8)	Merger, acquisition and transition costs are excluded as they are non-operating in nature.

9)	Stock-based compensation expense is non-cash or non-recurring expense included in General and Administrative: Other.

Reconciliation of Adjusted Free Cash Flow (1)

(dollars in millions)

(unaudited)

	Quarter Ended
	March 31,
	2019	2018

Net cash provided by operating activities	$1.4	$165.4
Plus:
Merger, acquisition and transaction costs(2)	3.3	4.7
Less:
Maintenance capital expenditures(3)	19.3	14.6
Landlord contributions(5)	35.2	42.1
Adjusted free cash flow (1)	$(49.8)	$113.4

Reconciliation of Capital Expenditures
Capital expenditures
Growth capital expenditures(4)	$70.5	$74.0
Maintenance capital expenditures(3)	19.3	14.6
Change in construction payables(6)	25.0	18.7
Total capital expenditures	$114.8	$107.3

Starting in the fourth quarter of 2018, AMC began disclosing a new non-U.S. GAAP financial measure “Adjusted Free Cash Flow” as a measure of our liquidity.  We believe this measure is indicative of our ability to generate cash in excess of maintenance capital expenditures and certain other non-operating costs and for other uses including repayment of our corporate borrowings and generating cash for growth opportunities.

1)

We present “Adjusted Free Cash Flow” as a supplemental measure of our liquidity.  Management uses this measure and we believe it is helpful to investors as an indication of our ability to generate cash in-excess-of maintenance capital expenditures and certain other non-operating and costs and for other uses including repayment of our corporate borrowings and generating cash for growth opportunities.  Adjusted Free Cash Flow is a non-U.S. GAAP financial measure and is defined as net cash provided by operating activities, plus merger, acquisition and transaction costs, less maintenance capital expenditures and landlord contributions. Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures.  It should be considered in addition to, not a substitute for or superior to net cash provided by operating activities. The term adjusted free cash flow may differ from similar measures reported by other companies. Also provided is a reconciliation of Capital Expenditures disclosed in the Consolidated Statement of Cash Flows made up of growth capital expenditures, maintenance capital expenditures and change in construction payables as further explanation of the components of adjusted free cash flow.

2)	Merger, acquisition and transition costs are excluded as they are non-operating.

3)

Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

4)

Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities. We did not deduct these from adjusted free cash flow because they are discretionary, and the related benefits may not be fully reflected in our net cash provided by operating activities.

5)	Landlord contributions represent reimbursements in our strategic growth initiatives by our landlords.

6)

Change in construction payables are changes in amounts accrued for capital expenditures and are not deducted or added back to Adjusted Free Cash Flow as they fluctuate significantly from period to period based on the timing of actual payments.

Reconciliation of Consolidated Adjusted EBITDA and Adjusted Free Cash Flow Under ASC 842

(dollars in millions)

(Unaudited)

	Quarter Ended March 31,
	2019	2018	Change
Total Adjusted EBITDA
Total Adjusted EBITDA (as reported)	$108.2	$277.9	(61.1)%
Certain adjustments to rent expense (a)	—	(23.7)
Total Adjusted EBITDA (post-ASC 842)	108.2	254.2	(57.4)%
Impact of ASC 842 on Adjusted EBITDA	$(22.7)	$23.7

(a) The adjustments for certain rent expense items include cash rent for legacy build-to-suit financing lease obligations of $22.4 million and deferred rent related to deferred gain amortization of $1.3 million.

Reconciliation of net earnings to Adjusted EBITDA for 2018 (adjusted for ASC 842(see footnotes above):

(In millions)

Quarter Ended
March 31, 2018
Net earnings	$20.0
Plus:
Income tax provision	4.7
Interest expense	74.7
Depreciation and amortization	102.4
Certain operating expenses (2)	3.7
Equity in loss of non-consolidated entities (3)	9.0
Cash distributions from non-consolidated entities (4)	24.3
Attributable EBITDA (5)	2.0
Investment income	(5.2)
Other expense (6)	1.2
Non-cash rent - purchase accounting (7)	9.9
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (8)	4.7
Stock-based compensation expense (9)	2.8
Adjusted EBITDA (1)	$254.2

	Quarter Ended March 31,
	2019	2018	Change
Adjusted free cash flow
Adjusted free cash flow (as reported)	$(49.8)	$113.4	N/M
Adjustment to cash flow used in operating activities (a)	—	(14.6)
Adjusted free cash flow (post-ASC 842)	(49.8)	98.8	N/M
Impact of ASC 842 on Adjusted free cash flow (a)	$(14.0)	$14.6
(a)	Adjustments for principal payments for build-to-suit financing lease obligations that previously were reported in net cash used in financing activities

Select Consolidated Constant Currency financial data (see Note 10):

Quarter Ended March 31, 2019

(dollars in millions) (unaudited)

	Quarter Ended
	March 31, 2019
	Constant Currency (10)
	US	International	Total
Revenues
Admissions	$515.4	$234.3	$749.7
Food and beverage	287.6	87.8	375.4
Other theatre	64.2	39.1	103.3
Total revenues	867.2	361.2	1,228.4

Operating costs and expenses
Film exhibition costs	277.3	95.5	372.8
Food and beverage costs	43.0	20.1	63.1
Operating expense	285.6	126.9	412.5
Rent	176.6	70.7	247.3
General and administrative:
Merger, acquisition and transaction costs	1.2	2.4	3.6
Other	27.5	20.3	47.8
Depreciation and amortization	83.6	31.8	115.4
Operating costs and expenses	894.8	367.7	1,262.5
Operating income (loss)	(27.6)	(6.5)	(34.1)

Other expense (income)	29.4	0.4	29.8
Interest expense	81.5	2.3	83.8
Equity in earnings of non-consolidated entities	(6.1)	(0.5)	(6.6)
Investment income	(4.8)	(12.8)	(17.6)
Total other expense	100.0	(10.6)	89.4
Loss before income taxes	(127.6)	4.1	(123.5)
Income tax provision (benefit)	3.5	2.5	6.0
Net loss	$(131.1)	$1.6	$(129.5)

Attendance	54,979	24,846	79,825
Average Screens	8,000	2,684	10,684
Average Ticket Price	$9.37	$9.43	$9.39

Reconciliation of Consolidated Constant Currency Adjusted EBITDA (see Note 10):

Quarter Ended March 31, 2019

(dollars in millions) (unaudited)

Quarter Ended
March 31, 2019
Constant Currency (10)
Net loss	$(129.5)
Plus:
Income tax benefit	6.0
Interest expense	83.8
Depreciation and amortization	115.4
Certain operating expenses (2)	2.7
Equity in earnings of non-consolidated entities (3)	(6.6)
Cash distributions from non-consolidated entities (4)	10.6
Attributable EBITDA (5)	1.0
Investment income	(17.6)
Other income (6)	29.9
Non-cash rent expense - purchase accounting (7)	7.8
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (8)	3.6
Stock-based compensation expense (9)	4.0
Adjusted EBITDA (1)	$111.1

Adjusted EBITDA (in millions) (1)
U.S. markets	$77.5
International markets	33.6
Total Adjusted EBITDA	$111.1

1)

We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measures and should not be construed as an alternative to net earnings (loss) or net earnings (loss) margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as analytical tools, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	excludes income tax payments that represent a reduction in cash available to us;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect the impact of divestitures that were required in connection with recently completed acquisitions.

2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

3)

During the three months ended March 31, 2019, the Company recorded $5.5 million in earnings from DCIP. During the three months ended March 31, 2018, equity in loss of non-consolidated entities includes a lower of carrying value or fair value impairment loss of the held-for sale portion of our investment in NCM of $16.0 million. The impairment charge reflects recording our held-for-sale units and shares at the publicly quoted per share price on March 31, 2018 of $5.19. Equity in loss of non-consolidated entities also includes loss on the surrender (disposition) of a portion of the Company’s investment in NCM of $1.1 million during the three months ended March 31, 2018.

4)

Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

5)

Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain international markets. See below for a reconciliation of our equity (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program. As these investments relate only to our Nordic acquisition, the second quarter of 2017 represents the first time we have made this adjustment and does not impact prior historical presentations of Adjusted EBITDA.

Reconciliation of Constant Currency Attributable EBITDA (Unaudited)

Quarter Ended
March 31,
2019
(In millions)	Constant Currency
Equity in (earnings) loss of non-consolidated entities	$(6.6)
Less:
Equity in (earnings) loss of non-consolidated entities excluding international theatre JV's	(6.0)
Equity in earnings of International theatre JV's	0.6
Investment income	(0.2)
Depreciation and amortization	0.6
Attributable EBITDA	$1.0

6)

Other expense (income) for the three ended March 31, 2019 includes a loss of $28.4 million as a result of a decrease in fair value of our derivative asset and an increase in fair value of our derivative liability for the Convertible Notes due 2024, also included are financing losses and financing related foreign currency transaction losses. Other income for the three months ended March 31, 2018 includes $1.6 million financing related foreign currency transaction losses, partially offset by $0.4 million forward foreign currency contract gains.

7)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense, due to the adoption of ASC 842.

8)	Merger, acquisition and transition costs are excluded as it is non-operating in nature.

9)	Stock-based compensation expense is Non-cash or non-recurring expense included in General and Administrative: Other.

10)

 The International segment information for the three months ended March 31, 2019 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2018. We translate the results of our international operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our international operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

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